Exhibit 23.1

When the recapitalization referred to in Note 3(k) of the Notes to the financial statements has been consumated, we will be in a position to render the following report.

/s/ KPMG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 25, 2023, except for Notes 3(a) and 7, as to which the date is October 31, 2023 and Note 3(k), as to which the date is ________, 2024, with respect to the financial statements of ArriVent BioPharma, Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Philadelphia, Pennsylvania

January 22, 2024